Exhibit 99

Dear Shareholder,

During the second quarter of 2004, we continued to focus on our three principal strategic objectives. Here are just a few examples of steps we’ve taken in the quarter to work toward fulfilling those objectives:

1.	Maintaining our commitment to the quality of our services.

To better serve our Internet subscribers, we upgraded our residential Digital Subscriber Line (DSL) speed to as high as 1.5 megabits per second. This provides a download speed almost three times as fast as what most subscribers were using before. In our local carrier operations, we’ve experienced significant storms and flooding this summer, and our coworkers have risen to the challenge, responding quickly to repair damage to our facilities and restore service for our customers.

2.	Increasing the growth and profitability of our strategic business units.

We continued to achieve strong growth in the number of DSL subscribers, which increased more than 8 percent between March 31 and June 30, 2004. We also experienced growth in sales of dedicated data circuits and leased facilities in our Rural Local Exchange Carrier (RLEC) and Competitive Local Exchange Carrier (CLEC) business units.

3.	Capitalizing on the convergence of voice, data and video services.

In connection with our trial of video services in Union County, Pennsylvania, we are working with Bucknell University on an innovative video service in which we will use their data network to transmit video programming to students. We are also continuing to evaluate a potential Voice over Internet Protocol (VoIP) service for D&E to offer its customers.

Revenues for the second quarter of 2004 were $44.1 million, up from $43.3 million during the same period in 2003. Net income for the quarter was $1.3 million, up from $0.8 million a year earlier. Income improved partly due to a $1.3 million decrease in interest expense following our debt refinancing in March 2004 and a $10 million voluntary principal payment on long-term debt in the second quarter of 2004.

Changes in line and subscriber counts:

As of June 30	2004	2003	Change
RLEC Lines	141,270	144,374	(2.1)%
CLEC Lines	35,338	34,212	3.3%
DSL Subscribers	8,706	6,385	36.4%
Dial-up Internet Subscribers	12,514	13,022	(3.9)%
Web-hosting Customers	872	759	14.9%

In other matters, D&E has purchased 1,333,500 shares of its common stock from Citizens Communications Company at $10 per share. The shares represent approximately 8.56% of the outstanding shares of common stock of D&E. We funded $10 million of the purchase price by drawing on our existing revolving credit facility and the remainder with cash on hand. This repurchase terminated a 1997 Stock Acquisition Agreement under which an affiliate of Citizens originally acquired 1.3 million shares of D&E stock.

D&E purchased the office building it had been leasing in State College, Pennsylvania, for approximately $3 million in June. During the first six months of 2004, we invested approximately $9.8 million in capital expenditures, including outside plant expansion, communications network enhancements and additional computer equipment, which includes spending on the conversion of Conestoga Enterprises billing operations to the D&E billing system.

In July, the Board of Directors announced a quarterly dividend of 12.5 cents per share, payable on September 15, 2004, to shareholders of record as of September 1, 2004.

This October, members of our D&E corporate family will celebrate a significant milestone when Buffalo Valley Telephone Company in Lewisburg marks its 100th anniversary! We can all be proud of this long history of service. Having served customers in Lancaster, Berks and Union counties for generations, D&E continues to work toward our goal of being the region’s leading integrated communications provider.

Any forward-looking statements concerning the development of our business and its financial performance are based upon the current beliefs and expectations of D&E’s management. Such statements are not guarantees of future performance and involve a number of risks, uncertainties, and other factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the risk that the Conestoga and D&E billing systems will not successfully be converted into a single billing system; the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the outcome of our trial of video services; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors contained in our past and future filings with the U.S. Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements.

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts) (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Total operating revenues	$44,135	$43,287	$87,900	$85,372
Total operating expenses	38,944	36,820	77,695	73,702

Operating income	5,191	6,467	10,205	11,670
Total other income (expense)	(3,262)	(5,212)	(15,185)	(9,629)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	1,929	1,255	(4,980)	2,041
Income taxes (benefit)	600	428	(2,211)	743
Dividends on utility preferred stock	17	17	33	33

Total income taxes and dividends on utility preferred stock	617	445	(2,178)	776

Income (loss) from continuing operations	1,312	810	(2,802)	1,265
Discontinued operations:
Loss from operations of discontinued Paging business, net of income tax benefit of $24 and $27	—	(46)	—	(53)
Cumulative effect of change in accounting principle, net of income taxes of $177	—	—	—	260

Net Income (Loss)	$1,312	$764	$(2,802)	$1,472

Weighted average common shares outstanding (basic)	15,564	15,453	15,557	15,437
Weighted average common shares outstanding (diluted)	15,631	15,498	15,557	15,480
Basic and diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.08	$0.05	$(0.18)	$0.08
Income (loss) from discontinued operations	0.00	0.00	0.00	0.00
Cumulative effect of accounting change	0.00	0.00	0.00	0.02

Net income (loss) per common share	$0.08	$0.05	$(0.18)	$0.10

Dividends per common share	$0.13	$0.13	$0.25	$0.25

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)	June 30, 2004	December 31, 2003
ASSETS
Current assets	$41,013	$47,009
Investments in and advances to affiliated companies	3,011	3,611
Property, plant and equipment	335,024	326,684
Less accumulated depreciation	152,450	137,533

	182,574	189,151

Other assets
Goodwill	149,094	149,127
Intangible assets, net of accumulated amortization	170,495	173,594
Other	5,557	11,756

	325,146	334,477

Total Assets	$551,744	$574,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$38,244	$43,900
Long-term debt	213,500	222,765
Other liabilities	103,478	105,543
Preferred stock of utility subsidiary, Series A 4 1/2%	1,446	1,446
Shareholders’ equity
Common stock, par value $0.16, authorized shares 100,000 at June 30, 2004 and 30,000 at December 31, 2003	2,537	2,533
Outstanding shares: 15,573 at June 30, 2004 and 15,547 at December 31, 2003
Additional paid-in capital	159,859	159,515
Accumulated other comprehensive income (loss)	(4,045)	(4,865)
Retained earnings	42,007	48,693
Treasury stock at cost, 307 shares at June 30, 2004 and December 31, 2003	(5,282)	(5,282)

	195,076	200,594

Total Liabilities and Shareholders’ Equity	$551,744	$574,248

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands) (unaudited)	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities of continuing operations	$23,870	$20,021
Net cash provided by (used in) investing activities from continuing operations	(10,052)	1,520
Net cash used in financing activities from continuing operations	(17,484)	(2,365)

Cash provided by (used in) continuing operations	(3,666)	19,176
Net cash used in discontinued operations	—	(20,553)

Decrease in cash and cash equivalents	(3,666)	(1,377)
Cash and cash equivalents
Beginning of period	12,446	15,514

End of period	$8,780	$14,137

Investor Information

D&E Communications, Inc. is listed on the NASDAQ National Market of the NASDAQ Stock Market under the symbol “DECC.” The Company serves as its own transfer agent. Inquiries concerning stock and related matters may be directed to W. Garth Sprecher, Senior Vice President and Corporate Secretary.

Telephone: (717) 738-8304

Email: gsprecher@decommunications.com

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